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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Parker Drilling Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Notice of Annual Meeting of Shareholders and Proxy Statement
March 23, 2006

PARKER DRILLING COMPANY
1401 Enclave Parkway
Houston, TX 77077
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To our Shareholders:
     The Annual Meeting of Shareholders of Parker Drilling Company, a Delaware corporation, will be held on Friday, April 28, 2006, at 10 a.m. Central Time, at the Westlake Club, 570 Westlake Park Boulevard, Houston, Texas, for the following purposes:
(1)	to elect four nominees to Class I of our Board of Directors for a three-year term;

(2)	to consider and act upon a proposal for the ratification of the selection made by our Audit Committee appointing PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2006; and

(3)	to transact such other business as may properly come before the meeting and all adjournments or postponements thereof.
     We will also report our 2005 performance and answer your questions. You will have the opportunity to meet the directors and officers of the Company. In addition, a representative of PricewaterhouseCoopers LLP will be present and available to answer appropriate questions.
     The record date for the determination of the shareholders entitled to vote at the Annual Meeting is fixed as of the close of business on March 10, 2006.
     A list of shareholders entitled to vote at the Annual Meeting will be open to examination by any shareholder, for any purpose germane to the meeting, at the location of the Annual Meeting on April 28, 2006, and during ordinary business hours for ten days prior to the meeting at 1401 Enclave Parkway, Suite 600, Houston, Texas 77077.
     Your vote is important. Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. You may vote over the Internet, as well as by telephone or by mailing a proxy or voting instruction card. Voting on the Internet, by telephone or by written proxy will ensure your representation at the Annual Meeting regardless of whether you attend in person. Please review the instructions on the proxy or voting instruction card regarding each of these voting options.
     Thank you for your ongoing support and continued interest in Parker Drilling Company. We look forward to seeing you at the meeting. If you cannot attend the Annual Meeting, please log on to our Web site at http://www.parkerdrilling.com as we will be posting a summary of the Annual Meeting shortly thereafter.

By order of the Board of Directors,

Ronald C. Potter
Corporate Secretary

PROXY STATEMENT	5

About the Annual Meeting	5

Why am I receiving these materials?	5

Who may attend the meeting?	5

What information is contained in this Proxy Statement?	5

Who is entitled to vote at the Annual Meeting?	5

How do I vote my shares at the Annual Meeting?	5

How can I vote my shares without attending the Annual Meeting?	6

Vote by Telephone	6

Vote by Internet	6

Vote by Mail	6

What items of business will be voted on at the Annual Meeting?	7

How does the board recommend that I vote?	7

Can I change my vote?	7

What happens if additional matters are presented at the Annual Meeting?	7

What constitutes a quorum?	8

How can I vote my shares in person at the meeting?	8

What are the voting requirements to approve each of the proposals?	8

Where can I find the voting results of the Annual Meeting?	8

What is the difference between holding shares as a shareholder of record and as a beneficial owner?	8

Who can help answer my questions?	8

Is my vote confidential?	9

What should I do if I receive more than one set of voting materials?	9

How may I obtain a separate set of voting materials?	9

Who will bear the cost of soliciting votes for the Annual Meeting?	9

How can I get a list of shareholders?	10

What is the deadline to propose actions for consideration at next year’s Annual Meeting of Shareholders or to nominate individuals to serve as directors?	10

How may I obtain Parker Drilling’s Annual Report on Form 10-K?	10

Where can I find more information about Parker?	11

How can I get a copy of By-Law provisions?	11

PARKER DRILLING COMPANY
1401 ENCLAVE PARKWAY
HOUSTON, TEXAS 77077
PROXY STATEMENT
About the Annual Meeting
Why am I receiving these materials?
The accompanying proxy is solicited by the board of directors of Parker Drilling Company (“Parker,” the “Company,” “we,” “us,” or “our”) in connection with our 2006 Annual Meeting of Shareholders (the “Annual Meeting”) which will take place on April 28, 2006 at 10 a.m. Central Time, at The Westlake Club, 570 Westlake Boulevard, Houston, Texas. As a shareholder, you are invited to attend the Annual Meeting and are entitled to and requested to vote on the items of business described in this Proxy Statement. This Proxy Statement, form of proxy and voting instructions are being distributed on or about March 23, 2006.
Who may attend the meeting?
Your proxy card is your invitation to attend the Annual Meeting. If you plan to attend the Annual Meeting, please vote your proxy prior to the meeting, but you may also bring your proxy card and vote at the meeting as explained below.
No cameras, recording equipment or electronic devices will be permitted in the Annual Meeting.
What information is contained in this Proxy Statement?
The information included in this Proxy Statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of directors and most highly paid executive officers and certain other required information.
Who is entitled to vote at the Annual Meeting?
Holders of Parker common stock (“Common Stock”) at the close of business on the record date of March 10, 2006, are entitled to vote their shares at the Annual Meeting. On the record date, there were 107,919,521 shares of Common Stock issued and outstanding.
Each share of Common Stock is entitled to one vote on each matter properly brought before the Annual Meeting. You may vote all shares owned by you as of this time, including (1) shares held directly in your name as the shareholder of record, including shares acquired through Parker’s 401(k) plan, and (2) shares held by you as the beneficial owner through a broker, trustee or other nominee such as a bank.
How do I vote my shares at the Annual Meeting?
If you are a “record” shareholder of Parker Common Stock (that is, your shares are registered directly in your name in Parker’s stock records maintained by Parker’s transfer agent, Wells Fargo Bank, N.A.), you may complete and sign the accompanying proxy card and return it to Parker or deliver it in person. In addition, you may vote through the Internet or by using a toll-free telephone number by following the instructions included with the proxy card. Please note that you may incur costs such as telephone and Internet access charges for which you will be responsible. The Internet and telephone voting facilities for shareholders of record will close at 11:59 p.m. Central Time on April 27, 2006.
“Street name” or “beneficial” shareholders of Parker Common Stock (that is, shareholders who hold stock through a brokerage account or by another trustee or nominee) who wish to vote at the Annual Meeting will need to obtain a proxy form from the broker, trustee or nominee that holds their shares and to follow the voting instructions on the form provided by the broker, trustee or nominee. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote and are also invited to attend the Annual Meeting.
Since a beneficial owner is not the shareholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. Your broker, trustee or nominee has enclosed or otherwise provided voting instructions for you to use in directing the broker, trustee, or nominee how to vote your shares.
If you are a participant in the Parker Drilling Company 401(k) or Stock Bonus Plan, you will receive a separate proxy card for all shares that you own through this plan. That proxy card will serve as a voting instruction card for the trustees or administrators of the plan where your account is registered in the same name. If you own shares in this plan and do not vote, the trustee of the plan will vote your plan shares in the same proportion as shares for which instructions were received from other participants in the plan.
How can I vote my shares without attending the Annual Meeting?
Your vote is important. You can save us the expense of a second mailing by voting promptly. Shareholders of record can vote by telephone, on the Internet, by mail or by attending the Annual Meeting and voting by ballot as described below. (Please note, if you are a beneficial owner, please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you).
The Internet and telephone voting procedures are designed to authenticate shareholders by use of a control number and to allow you to confirm that your instructions have been properly recorded. If you vote by telephone or on the Internet, you do not need to return your proxy card. Telephone and Internet voting facilities for shareholders of record will be available 24 hours a day, but the vote needs to be submitted before 11:59 p.m., Central Time, on April 27, 2006.
Vote by Telephone
You do this by following the “Vote by Telephone” instructions on your proxy card. If you vote by telephone, you do not have to mail in your proxy card.
Vote by Internet
You do this by following the “Vote by Internet” instructions on your proxy card. If you vote by Internet, you do not have to mail in your proxy card.
Vote by Mail
You do this by completing and signing the proxy card that came with your Proxy Statement and mailing it in the enclosed, prepaid and addressed envelope. If you mark your voting instructions on the proxy card, your shares will be voted:
-	as you instruct, and

-	according to the best judgment of Robert L. Parker and Robert L. Parker Jr. if a proposal comes up for vote at the meeting that is not on the proxy card.
If you do not mark your voting instructions on your proxy card, your shares will be voted:
-	for the election of the four named nominees for director,

-	for the proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2006, and

-	according to the best judgment of Robert L. Parker and Robert L. Parker Jr. if a proposal comes up for vote at the Annual Meeting that is not on the proxy card.
What items of business will be voted on at the Annual Meeting?
The items of business scheduled to be voted on at the Annual Meeting are:
-	election of four Class I directors, and

-	ratification of PricewaterhouseCoopers LLP as independent registered public accounting firm for 2006.
We will also consider other business that properly comes before the Annual Meeting.
How does the board recommend that I vote?
Our board of directors recommends that you vote your shares “FOR” each of the Class I nominees to the board of directors, and “FOR” the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2006.
Can I change my vote?
If you are a shareholder of record, you can revoke your proxy and change your vote at any time before the proxy is exercised by:
-	timely written notice to the Secretary of the Company,

-	timely delivery of a valid, later-dated proxy or a later-dated vote by telephone or on the Internet,

-	voting by ballot at the Annual Meeting.
For shares you hold as beneficial owner, you may change your vote by submitting new voting instructions to your broker, trustee, nominee or other record holder; or, if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, you can change your vote by attending the meeting and voting in person.
What happens if additional matters are presented at the Annual Meeting?
Other than the two items of business described in this Proxy Statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant your proxy, the persons named as proxy holders, Robert L. Parker and Robert L. Parker Jr., will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. If for any unforeseen reason any of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the board of directors. We know of no reason why any of the nominees will be unavailable or unable to serve.
The chairman of the meeting may refuse to allow the transaction of any business not presented beforehand, or to acknowledge the nomination of any person other than as provided under Nomination of Director candidates on page 10.

What constitutes a quorum?
The presence of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum. Abstentions are counted as present and entitled to vote for purposes of determining a quorum.
How can I vote my shares in person at the meeting?
We will pass out written ballots to any shareholder of record who wants to vote in person at the meeting. However, if you are the beneficial owner of shares held in street name, you must request and obtain a legal proxy, executed in your favor, from the broker, trustee, nominee or other holder of record in order to vote at the meeting. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instruction card as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.
What are the voting requirements to approve each of the proposals?
A plurality of the votes cast is required for the election of directors. This means that the director nominee with the most votes for a particular position on the board is elected for that position. Abstentions and withheld votes will have no effect on the election of directors. Cumulative voting is not permitted.
You may vote “for” or “against” the ratification of appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, or “abstain” from voting. If you abstain from voting, it will have the same effect as a vote “against” this proposal. The affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote is required to ratify this proposal.
If you are a beneficial owner and your broker holds your shares in its name, the broker is permitted to vote your shares on routine matters, e.g., the election of directors and the ratification of appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm even if your broker does not receive voting instructions from you.
Where can I find the voting results of the Annual Meeting?
We will announce voting results at the meeting. We will publish these results in our quarterly report on Form 10-Q for the first quarter of 2006 which will be filed with the SEC. A copy of the report will be available in the Investor Relations section of our Web site at http://www.parkerdrilling.com and through the SEC’s electronic data system (“EDGAR”) at http://www.sec.gov. You can get a paper copy by contacting our Investor Relations Department at (281) 406-2370 or the SEC at (202) 942-8090 for the location of the nearest public reference room.
What is the difference between holding shares as a shareholder of record and as a beneficial owner?
Most Parker shareholders hold their shares through a broker or other nominee rather than directly in their own name. See above answer to “How do I vote my shares at the Annual Meeting?”
Who can help answer my questions?
If you have any questions about the Annual Meeting or how to vote or revoke your proxy, you should contact:
Wells Fargo Bank, N.A.
Shareowner Services
P. O. Box 64854
St. Paul, MN 55164-0854
Toll free- (800) 468-9716
                 (651) 450-4064

If you need additional copies of this Proxy Statement or voting materials, please contact Wells Fargo Bank, N.A. as described above.
Is my vote confidential?
Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner to protect your voting privacy. Your vote will not be disclosed to Parker or to third parties, except: (1) as necessary to meet applicable legal requirements; (2) to allow for the tabulation of votes and certification of the vote; and (3) to facilitate a successful proxy solicitation.
What should I do if I receive more than one set of voting materials?
You may receive more than one set of voting materials, including multiple copies of this Proxy Statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please vote each Parker proxy card received via telephone, Internet or by mailing the proxy card.
If you would like to combine various accounts of your household into one for purposes of proxy solicitation and voting, please contact our stock transfer agent at (800) 468-9716 and instruct the shareowner services representative to do so.
If you are a Parker employee, you will receive a separate proxy card for all the shares you hold:
-	in your own name, and

-	in the Parker 401(k) plan.
If you do not specify voting instructions for shares in the Parker 401(k) plan, the trustee of the 401(k) plan will vote your shares in the same proportion to the votes for the other shares for which voting instructions have been received.
How may I obtain a separate set of voting materials?
If you share an address with another shareholder, you may receive only one set of proxy materials (including our Annual Report to Shareholders, 2005 Form 10-K and Proxy Statement) unless you have provided contrary instructions. If you wish to receive a separate set of proxy materials now or in the future, you may write or call to request a separate copy of these materials from our transfer agent at:
Wells Fargo Bank, N.A.
Shareowner Services
P. O. Box 64854
St. Paul, MN 55164-0854
Toll free- (800) 468-9716
                 (651) 450-4064
Who will bear the cost of soliciting votes for the Annual Meeting?
Parker is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. If you choose to vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communications by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. We have also hired Georgeson Shareholder Communications Inc. (“Georgeson”) to assist us in the distribution of proxy materials and the solicitation of votes described above. We will pay Georgeson a fee of $7,500 plus customary costs and expenses for these services. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy and solicitation materials to shareholders.
How can I get a list of shareholders?
The names of shareholders of record entitled to vote will be available at the Annual Meeting and for ten days prior to the Annual Meeting for any purpose relevant to the Annual Meeting, between the hours of 8:00 a.m. and 4:30 p.m., Central Time, at our principal corporate offices at 1401 Enclave Parkway, Suite 600, Houston, Texas, by contacting the Corporate Secretary of the Company.
What is the deadline to propose actions for consideration at next year’s Annual Meeting of Shareholders or to nominate individuals to serve as directors?
You may submit proposals, including director nominations, for consideration at future shareholder meetings.
Shareholder Proposals: In order for a shareholder proposal to be considered for inclusion in the proxy statement for the annual meeting next year, the written proposal must be received by the Corporate Secretary of Parker at our principal executive offices at 1401 Enclave Parkway, Suite 600, Houston, Texas 77077 no later than November 23, 2006. The 2007 Annual Meeting is currently scheduled for April 25, 2007.
For a shareholder proposal that is not intended to be included in Parker’s Proxy Statement under Rule 14a-8, the shareholder must deliver a proxy statement and form of proxy to holders of a sufficient number of shares of Parker Common Stock to approve that proposal, provide the information required by the by-laws of Parker and give timely notice to the Corporate Secretary of Parker, which, in general, requires that the notice be received by the Corporate Secretary of Parker no later than 90 days and no more than 120 days in advance of next year’s annual meeting. If less than 100 days’ notice or prior public disclosure of the date of the annual meeting is given or made to shareholders, notice by the shareholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made.
Nomination of Director Candidates: You may propose director candidates for consideration by the Corporate Governance Committee by submitting the nominee’s name and other relevant information to the Presiding Director of Parker’s board of directors at the principal executive offices set forth above. In addition, the by-laws of Parker permit shareholders to nominate directors for election at the annual meeting. Our procedure for selection of director candidates is described below under “Selection of Nominees as Director Candidates.”
To nominate a director, the shareholder must deliver the information required by the by-laws of Parker and by Regulation 14A of the Securities Exchange Act of 1934. In addition, the shareholder must give notice to the Corporate Secretary of Parker no later than 90 days and no more than 120 days in advance of next year’s annual meeting. The 2007 Annual Meeting is currently scheduled for April 25, 2007.
How may I obtain Parker Drilling’s Annual Report on Form 10-K?
A copy of our 2005 Annual Report on Form 10-K is enclosed. It is part of our Annual Report to Shareholders.
Shareholders may request another free copy of the 2005 Form 10-K from our corporate office address or it may be accessed on our Web site at http://www.parkerdrilling.com.

Where can I find more information about Parker?
Parker maintains a corporate Web site at http://www.parkerdrilling.com and shareholders can find additional information about the Company through the Investor Relations section of the Web site. Visitors to the Investor Relations portion of the Web site can view and print copies of the Company’s SEC filings, including Form 10-K, 10-Q, and 8-K as soon as reasonably practicable after those filings are made with the SEC. Copies of the charters for each of the Audit Committee, the Compensation Committee and the Corporate Governance Committee and Parker’s Code of Corporate Conduct are all available though the Web site. Alternatively, shareholders may obtain, without charge, copies of all of these documents by writing to Investor Relations at the Company’s headquarters. Please note that the information contained on Parker’s Web site is not incorporated by reference or considered to be a part of this Proxy Statement.
How can I get a copy of By-Law provisions?
You may contact the Parker Corporate Secretary at our principal executive offices for a copy of the relevant by-law provisions regarding the requirements for making shareholder proposals and nominating director candidates.

GOVERNANCE OF THE COMPANY
Corporate Governance Principles
In January 2004, the board of directors approved the Company’s corporate governance principles, which comply with the minimum requirements of the new corporate governance listing standards of the New York Stock Exchange (“NYSE”). In February of 2005, the board of directors approved some revisions to the Corporate Governance Principles to reflect the board’s current determination regarding the size of the board and to confirm that independent directors shall hold separate meetings. The revised Corporate Governance Principles are attached to this Proxy Statement as Annex A. From time to time we may further revise our Corporate Governance Principles in response to changing regulatory requirements, evolving best practices, and the concerns of shareholders. Our Corporate Governance Principles are also published on our Web site at http://www.parkerdrilling.com in the “About Us” section under “Governance.”
Presiding Director
In accordance with the corporate governance principles, Dr. Robert M. Gates, chairman of the corporate governance committee, has acted as Presiding Director of the meetings of the independent directors as required by the NYSE corporate governance listing standards. Dr. Gates’ responsibilities include acting as the principal liaison between the independent directors and the Chairman and the Chief Executive Officer and coordinating the activities of the independent directors when acting as a group. During 2005, the independent directors held four regularly scheduled meetings in conjunction with the regular board meetings and one meeting that was scheduled separately from the regular board meetings.
Communications with the Board
Shareholders and other parties interested in communicating directly with the Presiding Director or with the independent directors as a group or the board may do so by writing to the Presiding Director, Parker Drilling Company, 1401 Enclave Parkway, Suite 600, Houston, Texas 77077, which contact information is also provided on our Web site. The board of directors has approved a process for handling communications addressed to independent members of the board. Under that process, the General Counsel of the Company, under the specific direction of the Presiding Director, who has given express instructions to the General Counsel to review the correspondence and, unless the subject matter pertains to human resource matters that are to be forwarded to the Director of Human Resources, to forward all other correspondence to the Presiding Director. The Presiding Director will determine, based on a process and criteria unanimously approved by the independent directors, whether or not such communication warrants consideration by another committee of the board or by the entire board. When appropriate, the Presiding Director will respond to the communication on behalf of the independent directors. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Company’s Director of Internal Audit and/or General Counsel in accordance with the Company’s whistleblower policy described below under “Procedure for Reporting Accounting, Internal Control and Audit Irregularities.” Such matters are investigated by the Director of Internal Audit and/or the General Counsel and are reported to the audit committee, and the audit committee directs remediation as it deems appropriate.
Selection of Nominees as Director Candidates
The corporate governance committee considers candidates for board membership suggested by its committee members and other board members, as well as management and shareholders. The governance committee also has the authority to retain a third-party search firm to assist in identification of qualified candidates. A shareholder who wishes to recommend a candidate to be considered as a director nominee should notify the Presiding Director in writing at Presiding Director, Parker Drilling Company, 1401 Enclave Parkway, Suite 600, Houston, Texas 77077, and include any supporting information that the shareholder deems appropriate by December 31, 2006, to enable the corporate governance committee sufficient time to review the qualifications of candidates. The corporate governance committee will also consider whether to nominate any person submitted pursuant to the provisions of the Company’s by-laws described above relating to shareholder nomination.
The corporate governance committee is responsible for reviewing candidates and proposing candidates to the entire board for director nominees. The corporate governance committee charter includes a provision which requires the corporate governance committee to review the qualifications of any candidate who has been submitted by a shareholder for consideration as a director nominee and advise the board of its assessment. The corporate governance principles and corporate governance committee charter do not provide any minimum qualifications, but do provide that the directors should consider independence, diversity, age, skills, and experience in the context of the needs of the board in making its determination of an appropriate candidate. The procedure for evaluating candidates is identical to the procedure for evaluating candidates proposed by other directors, management or by a search firm hired by the corporate governance committee.
In 2005, upon the recommendation of Mr. Robert E. McKee III, the corporate governance committee reviewed the qualifications of Mr. Robert W. Goldman and Mr. George J. Donnelly and recommended to the full board that Mr. Goldman and Mr. Donnelly be nominated as directors. In addition, upon the recommendation of senior management, the board reviewed the qualifications of Mr. James W. Whalen as a director. The full board of directors considered the qualifications of Messrs. Goldman, Donnelly and Whalen and voted unanimously to appoint Messrs. Goldman and Whalen as Class I directors and Mr. Donnelly as a Class II director in October 2005. The corporate governance committee also reviewed the self-assessments of the board and otherwise reviewed the qualifications of the current directors and determined that the full board and each of its committees were functioning effectively. Upon the recommendation of the corporate governance committee, the board determined to nominate Messrs. Reinfrank, Gibson, Whalen and Goldman to stand for election at the Annual Meeting.
Director Independence Determination
In accordance with the NYSE corporate governance listing standards, as amended, in February 2006 the Board made its annual review of director independence to determine whether or not any non-management directors had any material relationships or had engaged in material transactions with the Company. During these reviews, the board considered transactions and relationships between each director or any member of his immediate family and the Company and its subsidiaries and affiliates, including those reported under “Certain Relationships and Related Party Transactions” at page 20. The board then made a determination whether or not the identified transactions or relationships are addressed in the specific independence criteria of the NYSE corporate governance listing standards, and, if so, whether or not these transactions exceeded the objective thresholds for independence. The board further examined all other transactions and relationships to determine if these transactions, irrespective of their magnitude in terms of the objective criteria, would otherwise adversely affect the independence of any non-management director who had engaged in any transaction or had any relationship with the Company during 2005. As a result of this review, the board affirmatively determined that, with the exception of Mr. Whalen, who cannot be considered as independent for three years following his employment as Chief Financial Officer of the Company, all of the non-management directors are independent under the NYSE corporate governance listing standards on the basis that: (1) no non-employee director has engaged in a transaction or has a relationship with the Company that is contrary to or exceeds the thresholds of materiality as established by the specific independence criteria of the NYSE at Section 303A.02(b) and (2) in the considered opinion of the entire board, the transactions of a subsidiary of the Company with Apache Corporation (“Apache”), of which Mr. Plank is Executive Vice President and Chief Financial Officer, did not create any concern as to the independence of Mr. Plank, nor would it otherwise impair Mr. Plank’s ability to render independent judgment under Section 303A.02(a), due to the size of the transactions in comparison to Apache’s gross revenues. Our independent directors are R. Rudolph Reinfrank, Robert M. Gates, John W. Gibson, Jr., Roger B. Plank, Robert E. McKee III, George J. Donnelly and Robert W. Goldman.

Parker Policy on Business Ethics and Conduct
All of our employees, including our Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer, are required to abide by Parker’s Code of Corporate Conduct to ensure that our business is conducted in accordance with the requirements of law and the highest standards of ethics. This Code of Corporate Conduct contains provisions on financial ethics consistent with the ethics requirements of the SEC that were instituted pursuant to the Sarbanes-Oxley Act of 2002 (“SOX”) and the corporate governance listing standards of the NYSE.
The full text of our Code of Corporate Conduct is published on our Web site at http://www.parkerdrilling.com at “About Us” under the “Governance” section. In accordance with the SEC rules, we will disclose any future amendments to the Code of Corporate Conduct and any waivers of such code that affect directors and executive officers and senior financial personnel within two business days following such amendment or waiver. A free copy of the Code of Corporate Conduct is also available to anyone who requests it by writing to the Corporate Secretary at 1401 Enclave Parkway, Suite 600, Houston, Texas 77077.
Procedure for Reporting Complaints Regarding Accounting Practices, Internal Accounting Controls and Audit Practices
In accordance with the SEC regulations adopted pursuant to SOX, the audit committee has adopted a procedure for the receipt, retention and handling of complaints regarding accounting practices, internal accounting controls and auditing practices. This policy and procedure has been integrated into the Company’s existing “whistleblower” policy, which allows the confidential and anonymous reporting of such matters via a “hotline.” Additionally, such complaints can be reported directly to the Director of Internal Audit and/or the General Counsel. The hotline number and the contact information for the Director of Internal Audit and General Counsel are provided on the Company’s Web site. The policy provides that the complaints be reported to the Director of Internal Audit and/or General Counsel for review, at which time they will be forwarded to the Audit Committee for further investigation and handling as the audit committee deems appropriate.
Director Education
Parker is committed to ensuring that its directors remain informed regarding best practices in corporate governance. Parker reimburses its directors for the costs of one seminar or training class each year related to their service as members of the board of directors.
Policy on Director Attendance at Annual Meeting
Parker’s Corporate Governance Principles provide that board members are expected to be in attendance at all meetings including the Annual Meeting of Shareholders. Seven of eight directors were in attendance at the 2005 Annual Meeting.

BOARD OF DIRECTORS
NOMINEES FOR DIRECTOR (CLASS I) — WITH TERM OF OFFICE EXPIRING AT THE 2009 ANNUAL MEETING OF SHAREHOLDERS
R. RUDOLPH REINFRANK
DIRECTOR SINCE 1993
Mr. Reinfrank, age 50, is a co-founder of Clarity Partners, a private equity and venture capital firm, where he has held the position of managing general partner since 1997. In 1997 Mr. Reinfrank co-founded Rader Reinfrank & Co., LLC, Beverly Hills, California. From May 1993 through December 1996, Mr. Reinfrank was a managing director of the Davis Companies.
JOHN W. GIBSON, JR.
DIRECTOR SINCE 2001
Mr. Gibson, age 48, has served as Executive Chairman and CEO of Paradigm GeoTechnology B.V., on behalf of FoxPaine & Company, LLC, a private equity firm, since June 2005. From January 2003 through December 2004, Mr. Gibson held the position of president and chief executive officer of Halliburton’s Energy Services Group, having previously served as president of Halliburton Energy Services since March 2002. Mr. Gibson had also served as president and chief executive officer of Landmark Graphics Corporation from 2000 to 2002 and earlier as chief operating officer. Mr. Gibson has served on the Board of Alaska Communications Systems since July 2005.
JAMES W. WHALEN
DIRECTOR SINCE OCTOBER 2005
Mr. Whalen, age 64, was elected to the board as Vice-Chairman in October 2005 after serving as senior vice president and chief financial officer for Parker Drilling from October 2002 until October 2005. He has served as a director of Targa Resources, Inc., a mid-stream energy asset company (“Targa”), since April 2005, and as President, Finance and Administration of Targa since November 2005. In addition, Mr. Whalen has served as a director of Equitable Resources, Inc., an integrated energy company (“Equitable”), since 2003 and has been chairman of the audit committee of Equitable since 2004. Prior to joining Parker Drilling, Mr. Whalen served as the chief commercial officer of Coral Energy, a wholesale natural gas and power marketing and trading company, from 1998 to 2000, where he was responsible for the marketing and trading for natural gas and power assets.
ROBERT W. GOLDMAN
DIRECTOR SINCE OCTOBER 2005
Mr. Goldman, age 63, was elected to the board in October 2005. He has served as vice president, finance of the World Petroleum Council since 2002. He retired from Conoco in 2002, after 37 years of distinguished service, most recently as senior vice president, finance and chief financial officer. Mr. Goldman is a member of the Financial Executives Institute. He also serves on the board of directors of El Paso Corporation, McDermott International, Inc. and Tesoro Corporation, as well as the board of directors of the Alley Theatre in Houston, Texas.
CONTINUING DIRECTORS (CLASS II) — WITH TERM OF OFFICE EXPIRING AT THE 2007 ANNUAL MEETING OF SHAREHOLDERS
ROBERT M. GATES
DIRECTOR SINCE 2001
Dr. Gates, age 62, is president of Texas A&M University, having been appointed to this position in 2002.

From 1999 to 2001, he served as Dean of the George Bush School of Government and Public Service at Texas A&M University. From 1991 to 1993 he served as director of the Central Intelligence Agency, which he joined in 1966, where he led all U.S. foreign intelligence agencies and directed the CIA. Dr. Gates is a member of the board of trustees of The Fidelity Funds and a member of the board of directors of NACCO Industries. He serves as senior adviser or consultant to several major international firms and is a trustee of the Forum for International Policy. He is on the national executive board of the Boy Scouts of America and president of the National Eagle Scout Association.
ROBERT E. MCKEE III
DIRECTOR SINCE FEBRUARY 2005
Mr. McKee, age 59, retired in March 2003, after 37 years with ConocoPhillips and Conoco, Inc., serving the last seven years as Executive Vice President-Exploration. He currently serves on the board of directors of Questar Corporation and Post Oak Bank (Houston, Texas). From September 2003 through March 2004 Mr. McKee served as Senior Oil Advisor in Iraq by Presidential appointment. He is also a member of the Advisory Committee for the University of Texas Engineering Department and serves on the Colorado School of Mines Advisory Board and the Institute of International Education Board (Southern Region). He is also Chairman of Enventure, a joint venture company of Shell and Halliburton.
GEORGE J. DONNELLY
DIRECTOR SINCE OCTOBER 2005
Mr. Donnelly, age 67, was elected to the board in October 2005, and has served as president and chief executive officer of the Houston Hispanic Chamber of Commerce since 2005 and managing partner of Lilo Ventures, a venture capital firm, since 2001. Mr. Donnelly served as president of the San Jacinto Museum of History from 2000 to 2002. He began his career at Texaco in 1962 and served in various roles at Texaco and Gulf Oil until 1997, including vice president of the worldwide energy and minerals division, vice president of the Latin American division and head of their Washington, D.C. office. Mr. Donnelly serves on the board of directors of the Greater Houston Partnership and the Institute of International Education.
CONTINUING DIRECTORS (CLASS III) — WITH TERM OF OFFICE EXPIRING AT THE 2008 ANNUAL MEETING OF SHAREHOLDERS
ROBERT L. PARKER
DIRECTOR SINCE 1969
Mr. Parker, age 82, chairman of the board, served as president and chief executive officer of the Company from 1954 until 1991, since which time he has served only as chairman. He also serves on the board of directors of Clayton Williams Energy, Inc., BOK Financial Corporation, and Wells Fargo Bank Texas, N.A. — Kerrville. He is the father of Robert L. Parker Jr.
ROBERT L. PARKER JR.
DIRECTOR SINCE 1973
Mr. Parker Jr., age 57, is president and chief executive officer, having joined the Company in 1973. He was elected president and chief operating officer in 1977 and chief executive officer in 1991. He previously was elected a vice president in 1973 and executive vice president in 1976. Mr. Parker Jr. is on the board of directors of the University of Texas Engineering Foundation Advisory Council, the University of Texas Development Board, the University of Texas Health Science Center (Houston) Development Board and the International Association of Drilling Contractors. He is the son of Robert L. Parker.
ROGER B. PLANK
DIRECTOR SINCE MAY 2004
Mr. Plank, age 49, is Executive Vice President and Chief Financial Officer of Apache Corporation

(“Apache”), having served in this position since May 2000. Mr. Plank previously served as Vice President of Corporate Communications, Vice President of External Affairs and Vice President of Planning and Corporate Development for Apache. He is also a member of the Board of Trustees and Audit Committee for Wyoming’s Ucross Foundation and a member of the board of directors of Houston’s Alley Theatre.
BOARD AND COMMITTEE MEMBERSHIP
The business of the Company is managed under the oversight of our board of directors. The board has regularly scheduled meetings and special meetings as necessary to effectively oversee the business of the Company. In addition to meetings of the full board, the independent directors have separate meetings among themselves and also have the opportunity to meet with other officers and review materials as provided to them or requested by them in order to be properly informed as to the business affairs of the Company.
During 2005, the board held four regularly scheduled meetings, one of which was a two-day “retreat”, and one telephonic meeting. The independent directors held four regular scheduled meetings in connection with the regular board meetings and one separate meeting. The board has an audit committee, a compensation committee and a corporate governance committee. All of the incumbent directors attended at least 75% percent of the meetings of the board and board committees on which they served during their tenure as a director and committee member.
The following table provides 2005 membership and meeting information for each of the committees of the board.

Name	Audit		Compensation		Governance
Mr. Reinfrank(1)			X	*	X
Mr. McKee			X
Dr. Gates					X	*
Mr. Goldman(2)			X
Mr. Gibson(3)	X		X
Mr. Plank (4)	X	*			X
Mr. Donnelly(5)	X

2005 Meetings	8		9		3

*	Chair

(1)	Resigned from audit committee and appointed member of governance committee in October 2005

(2)	Appointed a member of the compensation committee in October 2005

(3)	Resigned from the governance committee in October 2005

(4)	Appointed a member of the governance committee in June 2005

(5)	Appointed a member of the audit committee in October 2005
The Audit Committee
Audit Committee Independence Determination. At a meeting in February 2006, the board reviewed the qualifications of the members of the audit committee and determined that, in addition to satisfying the NYSE independence standards, each member of the audit committee satisfies the independence requirements of the SEC, pursuant to Section 10A-3 of the Securities and Exchange Act of 1934.
Audit Committee Financial Expert. At a meeting in February 2006, the board confirmed that in February 2005 it had reviewed the qualifications of each audit committee member and unanimously determined that each member of the committee at that time met the requirements of an audit committee financial expert pursuant to Item 401(h)(2) of Regulation S-K, including Mr. Plank, who is currently chairman of the audit committee.

Financial Literacy and Financial Management Experience. At a meeting in February 2006, the board reviewed the qualifications of each member of the audit committee and determined that each is financially literate and that at least one member has financial management experience as required by the NYSE corporate governance listing standards.
The audit committee has four regularly scheduled meetings each year, and schedules additional meetings to review earnings releases and public filings. The audit committee also schedules periodic meetings to be held separately with management, the internal auditor, the independent accountant and other officers as the committee deems necessary to properly perform its functions under its charter. The audit committee assists the board with its monitoring of:
-	the integrity of the Company’s financial statements and internal controls,

-	the Company’s compliance with legal and regulatory requirements,

-	the independent registered public accounting firms’ qualification and independence, and

-	the performance of the internal audit function and the director of internal audit.
The other specific responsibilities of the audit committee are set forth in its charter. The committee reviewed its charter in January 2006 and determined, based on advice of counsel and other relevant information, that it was consistent with best practices. The audit committee charter is available on our Web site at http://www.parkerdrilling.com and in print upon request to: Parker Drilling Company, Corporate Secretary, 1401 Enclave Parkway, Suite 600, Houston, Texas 77077; Telephone number: 281-406-2000.
The Compensation Committee
Compensation Committee Independence Determination. At a meeting in February 2006, the board reviewed the qualifications of each member of the compensation committee and determined that each member of the committee satisfied the independence criteria established by the corporate governance listing standards of the NYSE, as revised in 2005.
The compensation committee holds regularly scheduled meetings that its members deem necessary and appropriate to fulfill the responsibilities set forth in its Charter. These duties include:
•	determining the compensation of the Chief Executive Officer, Robert L. Parker Jr., including base salary, annual incentive bonus and any long-term compensation, restricted stock and stock option grants;

•	reviewing and recommending to the board for approval, taking into consideration the recommendation of the Chief Executive Officer, the compensation for the other executive officers, including base salary, annual incentive compensation and long-term compensation, restricted stock and stock option grants; and

•	assisting in development and implementation of the compensation philosophy of the Company.
The compensation committee charter contains the duties and other responsibilities of the compensation committee. The committee reviewed its charter in February 2006 and determined, based on the advice of counsel and other relevant information, that it was consistent with best practices. The charter is available on our Web site at http://www.parkerdrilling.com and in print upon request to: Parker Drilling Company, Corporate Secretary, 1401 Enclave Parkway, Suite 600, Houston, Texas 77077; Telephone number: 281-406-2000.

The Corporate Governance Committee
The corporate governance committee was created and constituted in 2003 by the board to be responsible for making recommendations to the board concerning issues relating to certain aspects of corporate governance, including the review of nominees for candidates for board positions under principles established in the corporate governance principles, to recommend and review annually the corporate governance principles, to assess the overall effectiveness of the board and its committees on an annual basis, to make recommendations on director compensation and to set guidelines on board service. The corporate governance committee is composed entirely of directors who meet the independence requirements of the NYSE.
The corporate governance committee charter contains the specific duties and responsibilities of the committee. In 2005 the committee was responsible for reviewing the qualifications of three new director candidates whom it recommended be appointed to the board. The committee reviewed its charter in January 2006 and determined, based on the advice of counsel and other relevant information, that it was consistent with best practices in corporate governance. A copy of the charter is available on our Web site at http://www.parkerdrilling.com and in print upon request to: Parker Drilling Company, Corporate Secretary, 1401 Enclave Parkway, Suite 600, Houston, Texas 77077; Telephone number: 281-406-2000.
Fees and Benefit Plans for Non-Employee Directors
Annual Cash Retainer Fees. In 2005, the non-employee directors received an annual cash retainer fee of $20,000 per year, which is pro-rated for partial year service.
Meeting Fees. In 2005, non-employee directors also received a fee of $3,000 for each board meeting, including telephonic board meetings, and $2,000 for each committee meeting, including telephonic committee meetings, that they attended or in which they participated by telephone.
In 2006, the corporate governance committee reviewed the compensation for the non-employee directors and received and considered a report from Pearl Meyer & Partners, the compensation consultant retained to evaluate non-employee director compensation. After consideration of the report and other factors deemed relevant by the committee, the committee determined to recommend no changes to the board and committee meeting fees, but recommended to the full board that the other cash compensation for the non-employee directors be revised, which recommendation was unanimously approved by the full board, as follows:

Annual Retainer	2006	$25,000
	2005	$20,000

Audit Committee Chair Fee	2006	$12,000
	2005	$-0-

Compensation and Corporate	2006	$6,000
Governance Chair Fee	2005	$-0-
Stock Plan. The non-employee directors are eligible to participate in the Company’s 2005 Long Term Incentive Plan (“2005 LTIP”), which allows for the grant of stock options and restricted stock grants in addition to other incentive awards. Upon review of the report of the compensation consultant and considering other factors that the committee deemed relevant, the corporate governance committee proposed that the board award 8,500 shares of restricted stock to each of the non-employee directors pursuant to the 2005 LTIP, which shares will vest one year from the anniversary date of the grant, which recommendation was unanimously approved by the board of directors on February 1, 2006. These grants were awarded effective February 1, 2006. These restricted shares had an award date grant value of $99,620 for each non-employee director.

2005 COMPENSATION FOR NON-EMPLOYEE DIRECTORS

	Annual				Restricted
	Board	Board	Committee		Stock
Director	Retainer	Meeting Fees	Fees	Total	Awards
Mr. Reinfrank	$20,000	$18,000	$30,000	$68,000	$55,800	(2)
Dr. Gates	$20,000	$18,000	$6,000	$44,000	$55,800	(2)
Mr. Gibson	$20,000	$15,000	$34,000	$69,000	$55,800	(2)
Mr. Plank	$20,000	$15,000	$20,000	$55,000	$55,800	(2)
Mr. McKee	$20,000	$12,000	$14,000	$46,000	$55,800	(2)
Mr. Donnelly(1)	$10,000	$3,000	$—	$13,000	—
Mr. Goldman(1)	$10,000	$—	$2,000	$12,000	—
Mr. Whalen(1)	$10,000	$3,000	$—	$13,000	—

Total	$130,000	$84,000	$106,000	$320,000	$279,000

1-	Elected to the board of directors on October 26, 2005, and received 50% of annual retainer.

2-	Amount stated is award date grant value. This restricted stock award will vest on May 6, 2006.
Board members are reimbursed for their travel expenses incurred in connection with attendance of board and committee meetings. These amounts are not included in the table above. Employee directors do not receive any compensation for their participation on the board.
OPTION/SAR GRANTS IN 2005 TO NON-EMPLOYEE DIRECTORS
No stock options or SAR grants were made to non-employee directors in 2005.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
On February 27, 1995, the Company entered into a Split Dollar Life Insurance Agreement with Robert L. Parker Sr. and the Robert L. Parker Sr. and Catherine M. Parker Family Trust under Indenture dated the 23rd day of July 1993 (“Trust”) pursuant to which the Company agreed to provide life insurance protection for Mr. and Mrs. Robert L. Parker in the event of the death of Mr. and Mrs. Parker (the “Agreement”). The Agreement provided that the Trust would acquire and own a life insurance policy with face amount of $13,200,000 and that the Company would pay the premiums subject to reimbursement by the Trust out of the proceeds of the policy, with interest to accrue on the premium payments made by the Company from and after January 1, 2000, at the one-year Treasury bill rate. The repayment of the premiums is secured by an Assignment of Life Insurance Policy as Collateral. On October 14, 1996, the Agreement was amended to provide that the interest accrual would be deferred until February 28, 2003, in consideration for the Company’s termination of a separate life insurance policy on the life of Robert L. Parker. On April 19, 2000, the Agreement was amended and restated to replace the previous policy with two policies, one for $8,000,000 on the life of Robert L. Parker and one for $7,700,000 on the lives of both Mr. and Mrs. Robert L. Parker. Mr. Robert L. Parker Jr., the Company’s CEO and son of Robert L. Parker, will receive one-third of the net proceeds of the policies.
As of December 31, 2005, the accrued amount of premiums paid by the Company on the policies and to be reimbursed by the Trust to the Company was approximately $4.7 million. Due to the adoption of the Sarbanes-Oxley Act of 2002 (“SOX”), additional loans to executive officers and directors may be prohibited, although continuance of loans in existence as of July 30, 2002, are allowed, provided there is no material modification to such loans. Because the advancing of additional annual premiums by the Company may be considered a prohibited loan under SOX, the Company elected to not advance the premiums that were due in December 2002, 2003, 2004 and 2005 pending further clarification from the SEC as to how the Company’s obligation to advance these premiums under the Agreement can be honored without violating SOX.
* * *
As part of building business relationships and fostering closer ties to clients, the Company traditionally hosts customers in a variety of activities such as sporting events and other outdoor activities, often coupled with industry-related conferences.
Robert L. Parker, chairman of the Company, through the Robert L. Parker, Sr. Family Limited Partnership (the “Limited Partnership”) owns a 2,987 acre ranch near Kerrville, Texas, (the “Cypress Springs Ranch”) and a 4,982 acre ranch in Mazie, Oklahoma (the “Mazie Ranch”). The Cypress Springs Ranch has lodging, conference facilities, sporting and other outdoor activities which the Company utilized in connection with marketing and other business purposes during 2005. The Mazie Ranch has hunting, fishing and other outdoor facilities.
Effective as of January 1, 2005, the Company and the Limited Partnership entered into a lease agreement pursuant to which the Company pays the Limited Partnership a monthly fee in exchange for unlimited access to the facilities at the Cypress Springs Ranch and the Mazie Ranch. During 2005, the Company paid the Limited Partnership a total of $396,000 in lease fees. The Limited Partnership also entered into a services agreement with the Company effective as of January 1, 2005, pursuant to which the Company provides certain personnel to the Limited Partnership to maintain the Cypress Springs Ranch and the Mazie Ranch. During 2005, the Limited Partnership paid the Company a total of $208,619 for the provision of such personnel.
Robert L. Parker Jr., president and chief executive officer of the Company, owns a 1,400 acre ranch near Kerrville, Texas (the “Camp Verde Ranch”). The Camp Verde Ranch has lodging as well as hunting, fishing and other outdoor facilities. Effective January 1, 2005, the Company entered into a lease agreement pursuant to which the Company pays Robert L. Parker Jr. a monthly fee in exchange for unlimited access to the Camp Verde Ranch facilities. During 2005, the Company paid Robert L. Parker Jr. a total of $92,400 in lease fees. Mr. Parker Jr. also entered into a services agreement with the Company effective as of January 1, 2005, pursuant to which the Company provides certain personnel to Mr. Parker Jr. to maintain the Camp Verde Ranch. During 2005, Mr. Parker Jr. paid the Company a total of $48,500 for the provision of such personnel.
* * *
Mr. Plank is a continuing director and it is anticipated he will stand for election as a Class III director in 2008. Mr. Plank is Executive Vice President and Chief Financial Officer of Apache Corp. (“Apache”), a large independent oil and gas producer. During 2005, subsidiaries of the Company received approximately $6.7 million in gross revenues for drilling and rental tool services provided to Apache and its affiliates.
The board reviewed the above transaction as noted on page 13 and determined that this transaction does not present a conflict of interest or otherwise impair the independence of Mr. Plank or his ability to render independent judgment under the corporate governance listing standards of the NYSE.

INDEMNIFICATION
In accordance with our by-laws, we indemnify our directors and officers to the fullest extent permitted by law. We also have signed agreements with each of the directors and officers contractually obligating us to provide indemnification to each director and officer.
SECURITY OWNERSHIP OF OFFICERS, DIRECTORS AND PRINCIPAL SHAREHOLDERS
The following table sets forth information concerning beneficial ownership of the Company’s common stock as of January 31, 2006, by (a) all persons known by the Company to be beneficial owners of more than five percent (5%) of such stock, (b) each director and nominee for director of the Company, (c) each of the executive officers of the Company named in the Summary Compensation table, and (d) all directors and the executive officers as a group. Unless otherwise noted, the persons named below have sole voting and investment power with respect to such shares.
AMOUNT AND NATURE OF SHARES BENEFICIALLY OWNED

			RIGHT
	SHARES		TO	PERCENT OF
	OWNED		ACQUIRE	OUTSTANDING
NAME	(#)(1)		(#)(2)	SHARES(3)
FMR Corp. **	7,228,000	(4)		6.70%
Dimensional Fund Advisors***	4,802,359	(5)		4.45%
Contrarian Capital ****	4,252,122	(6)		3.94%
Robert L. Parker	4,084,984	(7)	445,000	4.18%
Robert L. Parker Jr.	656,481	(8)	795,000	1.33%
R. Rudolph Reinfrank	10,000		72,000	*
Robert W. Goldman	0		0	*
Robert M. Gates	12,000		60,000	*
John W. Gibson, Jr.	76,500		8,500	*
Roger B. Plank	175,000		9,900	*
Robert E. McKee III	10,000		0	*
James W. Whalen	295,000		120,000	*
George J. Donnelly	0		0	*
David C. Mannon	201,179		16,666	*
Denis Graham	107,539		70,000	*
Ronald C. Potter	55,432		62,500	*

Directors and executive officers as a group (16 persons)	5,777,100		1,774,566	6.89%

*	Less than 1%

**	82 Devonshire St., Boston, MA 02109

***	1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401

****	411 West Putnam Avenue, Suite 225, Greenwich, CT 06830

(1)	Includes shares for which the person: - has sole voting and investment power, or - has shared voting and investment power with his/her spouse

Also includes restricted stock held by directors and executive officers over which they have voting power but not power.

Excludes shares that may be acquired through stock option exercises.

(2)	Shares that can presently be acquired through stock option exercises and within sixty (60) days of January 31, 2006.

(3)	Shares of common stock which are not outstanding but which could be acquired by a person upon exercise of an option within 60 days of January 31, 2006, are deemed outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by such person. Such shares, however, are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person.

(4)	Based on information obtained from Schedule 13G dated February 14, 2006, filed by FMR Corp.

(5)	Based on information obtained from Schedule 13G filed by Dimensional Fund Advisors (“Dimension”) dated February 1, 2006.

(6)	Based on information obtained from 13G filed by Contrarian Capital Management, L.L.C (“Contrarian”), dated February 14, 2006.

(7)	Includes 75,800 shares owned by Mr. Parker’s spouse, as to which shares Mr. Parker disclaims any beneficial ownership and has no voting control and 3,792,436 shares held by the Robert L. Parker Trust, over which Mr. Parker has sole voting control and shared dispositive power. Mr. Parker Jr. is a beneficiary of the Robert L. Parker Trust.

(8)	Includes 5,760 shares held as trustee for Mr. Parker Jr.’s nieces, as to which he disclaims any beneficial ownership.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and persons who own more than 10 percent of the Common Stock, to report their initial ownership of the Common Stock and any subsequent changes in that ownership to the SEC and the New York Stock Exchange, and to furnish the Company with a copy of each such report. SEC regulations impose specific due dates for such reports, and the Company is required to disclose in this proxy statement any failure to file by these dates during and with respect to fiscal 2005.
To the Company’s knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, during and with respect to fiscal 2005, our officers, directors and more than 10 percent stockholders complied with all Section 16(a) filing requirements.

PROPOSALS TO BE VOTED ON
ITEM 1— ELECTION OF DIRECTORS
The by-laws of the Company currently provide that the number of directors which shall constitute the whole board of directors shall be fixed from time to time by resolution of the board of directors. On October 26, 2005, the board adopted a resolution increasing the number of directors from eight to ten to accommodate the appointment of Mr. George J. Donnelly, Mr. James W. Whalen and Mr. Robert W. Goldman as directors on that date. Mr. Duroc-Danner had previously resigned as a director effective July 15, 2005. Each current director was elected by the shareholders except for Mr. McKee, Mr. Goldman, Mr. Whalen and Mr. Donnelly. Mr. McKee was appointed by the board in February 2005 and Mr. Donnelly in October 2005, and it is anticipated that Mr. McKee and Mr. Donnelly will stand for election as Class II Directors at the 2007 Annual Meeting. Mr. Goldman and Mr. Whalen were appointed by the board in October 2005 and, along with Mr. Reinfrank and Mr. Gibson, are standing for election at the Annual Meeting. The remaining directors will continue to serve the terms described in their biographies under “Board of Directors” at page 15.
Our directors serve staggered terms. This is accomplished as follows:
•	each director who is elected at an annual meeting of shareholders serves a three-year term,

•	the directors are divided into three classes,

•	the classes are as nearly equal in number as possible, and

•	the term of each class begins on a staggered schedule.
Nominees for directors this year are Mr. R. Rudolph Reinfrank, Mr. John W. Gibson, Jr., Mr. James W. Whalen and Mr. Robert W. Goldman. These four directors currently comprise Class I of the three classes of directors. For biographical information on these directors, see page 15.
Each of the four nominees for director this year currently is a director of the Company and has consented to serve a three-year term.
The board of directors recommends a vote FOR these nominees.
ITEM2— APPROVAL OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
The audit committee has appointed PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for 2006. Shareholders are being asked to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2006. If the shareholders do not ratify the appointment, the audit committee will re-consider the appointment.
Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting to answer appropriate questions. They will also have the opportunity to make a statement should they desire to do so.
The board of directors recommends a vote FOR the approval of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2006.

Audit Committee Report
The following report does not constitute “soliciting material” and should not be deemed “filed” or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference in such filing.
The audit committee is responsible for providing independent, objective oversight of Parker’s accounting functions and internal controls. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls over financial reporting, audit processes and compliance with laws, regulations and Company policies. The audit committee oversees the financial reporting process on behalf of the board of directors, reviews the financial disclosures and meets privately with the independent registered public accounting firm (the “independent accountants”) to discuss the internal accounting control policies and procedures. The audit committee reports on these meetings to the board of directors.
The committee operates pursuant to a Charter, which sets forth the duties and responsibilities of the committee, which duties are summarized on page 17 of this Proxy Statement. While the committee has certain duties as set forth in the Charter, it is not the duty of the committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting rules and regulations, as these functions are the responsibility of management and the independent accountants. In the performance of its oversight function, the committee addressed the following specific matters:
•	Reviewed quarterly financial statements, the 2005 year-end audited financial statements (10-K) and earnings releases, including disclosures made in the management discussion and analysis, the quality of the accounting principles, the reasonableness of significant judgments and the sufficiency of the disclosures, and discussed them with management and the independent accountants,

•	Received written disclosures and the letter from the independent accountants and confirmed the independence of the accountants pursuant to Independence Standards Board No. 1,

•	Engaged in private discussions with the independent accountants to discuss matters relevant to the planning and implementation of the Company’s audit,

•	Discussed with the independent accountants the matters contained in the Statement of Auditing Standards No. 61, as amended by SAS 90, including without limitation, the quality as well as the completeness and accuracy of the financial statements,

•	Discussed with management and the independent accountants significant financial and reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including all critical accounting policies and practices and alternative treatment of financial transactions,

•	Discussed with management, the Company’s use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies,

•	Met regularly with the director of internal audit (including private meetings) and reviewed reports prepared by the internal auditing department and management responses, and approved the scheduling, budget and staffing of the planned scope of internal audits,

•	Discussed with management various matters regarding the compliance of the Company and its subsidiaries with the Company’s Code of Corporate Conduct, including the Foreign Corrupt

Practices Act,

•	Discussed with management and the independent accountants the effect of major legislative, regulatory or accounting initiatives as well as any off-balance sheet structures on the Company’s financial statements,

•	Discussed with management the Company’s major financial risk exposures and steps management has taken to monitor and control such exposures, including policies regarding risk assessment and risk management policies,

•	Discussed certain legal matters with counsel,

•	Maintained oversight over the anonymous reporting, including a third party hotline service, of any alleged accounting or audit complaints or other irregularities consistent with the requirements of the SEC pursuant to SOX and reviewed matters that were reported to ensure they were properly investigated and that appropriate remedial action was taken when necessary,

•	Approved the fees charged by the independent accountants for services performed in 2005 in accordance with the pre-approval policy approved in January 2004. These fees are set forth in the table immediately following this report,

•	Monitored the Company’s compliance with internal controls over financial reporting pursuant to Section 404 of SOX,

•	Met privately with the independent accountants at various times throughout the year,

•	Retained PricewaterhouseCoopers LLP as the independent accountants of the Company for 2006, and

•	Reviewed the report on internal control over financial reporting filed pursuant to Section 404 of SOX, which report did not note any material weaknesses, and discussed with management the adequacy of changes in internal control over financial reporting to address minor issues.
Based on the review and discussions described in this report, the audit committee recommended that the audited financial statements for the year ended December 31, 2005, be included in Parker’s Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the SEC.
Respectfully submitted,
Roger B. Plank, Chairman
John W. Gibson Jr.
George J. Donnelly

Audit and Non-Audit Fees
The following table presents fees for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of the Company’s financial statements for the years ended December 31, 2005, and December 31, 2004, and fees billed for other services rendered by PricewaterhouseCoopers LLP during those periods.

	2004	2005
Audit fees: (1)	$1,797,185	$2,030,308
Audit-related Fees: (2)	$18,720	$19,597
Tax fees: (3)	$33,315	$115,564
All other fees:	$0	$0
Total	$1,849,220	$2,165,469

(1)	Audit fees consisted of audit of the annual financial statements, quarterly reviews of financial statements, statutory audits of foreign subsidiaries, assistance in any required filings with the SEC and the SOX internal control audit.

(2)	Audit related fees consisted primarily of audits of benefit plans.

(3)	Tax fees consisted principally of assisting Company affiliates in the preparation of foreign tax returns.
100% of all audit fees and allowable non-audit fees were pre-approved by the audit committee in accordance with the previously approved policy.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Consistent with SEC rules regarding auditor independence, the audit committee has responsibility for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In response to these rules, the audit committee established a policy in April 2003, which was amended in January 2004, in connection with the pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm, which policy was attached to the 2004 Proxy Statement. Such services are pre-approved to a specific dollar threshold. All other permitted services, as well as proposed services exceeding such specified dollar thresholds, must be separately approved by the audit committee. In October 2005, the audit committee pre-approved the audit and non-audit fees for 2006 and separately authorized the chairman of the audit committee to approve non-material amounts in excess of the pre-approved amounts.

EXECUTIVE COMPENSATION
The following table sets forth information concerning compensation for services rendered in all capacities to the Company by the chief executive officer and the four next most highly compensated executive officers of the Company (collectively, the “Named Executive Officers”), for the year ended December 31, 2005, for the year ended December 31, 2004, and for the year ended December 31, 2003.
Summary Compensation Table

						Long-Term
		Annual Compensation				Compensation Awards
					Other	Restricted		Securities
					Annual	Stock		Underlying	All Other
Name and		Salary	Bonus	Compensation		Awards		Options/	Compensation
Principal Position	Year	($)	($)		($)(1)	($)(2)		SARS(#)	($)(3)
Robert L. Parker Jr.	2005	547,114	1,077,874			1,339,200	(4)		10,722
PRESIDENT AND	2004	522,500	200,000						17,513
CHIEF EXECUTIVE	2003	546,500				739,750	(5)		24,190
OFFICER

Robert L. Parker	2005	450,000			279,628				12,725
CHAIRMAN	2004	450,000			206,931				11,940
	2003	474,000			156,511				11,254

David C. Mannon	2005	330,000	487,575			943,000	(4)(6)		8,826
SENIOR VICE PRESIDENT AND	2004*	6,808	75,000	(7)
CHIEF OPERATING OFFICER

Denis Graham	2005	233,962	230,452			232,200	(4)		9,303
VICE PRESIDENT-	2004	225,000	45,000						8,884
ENGINEERING	2003	225,000				134,500	(5)		4,846

Ronald C. Potter	2005	216,297	213,053			223,200	(4)	100,000	8,433
VICE PRESIDENT-	2004	201,000	26,000						6,639
GENERAL COUNSEL	2003**	125,769	17,000			26,900	(5)	50,000	996

James W. Whalen,	2005	255,265				530,100	(4)		1,474
former Chief Financial	2004	270,000	80,000						1,742
Officer***	2003	270,000				269,000	(5)		1,742

*	joined Company 12/04

**	joined Company 6/03

***	resigned as CFO 10/06
(1)	Other Annual Compensation includes perquisites. In accordance with SEC regulations, perquisites, or personal benefits, that exceed the lesser of $50,000 or 10% of total annual salary and bonus are included in this column. Any single perquisite that exceeds 25% of an officer’s total perquisites is described below. In valuing perquisites, Parker uses the incremental cost of the benefit to the Company. Perquisites include club memberships, tax preparation, personal use of company aircraft, etc. The SEC has recently issued interpretive guidance regarding the reporting of personal benefits, which is reflected in this report. Under the new guidance, for example, payments for club memberships (dues and initiation fees) are now included as perquisites even if the use is primarily for business purposes; only if the use is exclusively for business may the amount of the benefit be omitted. Perquisites reported under Other Annual Compensation for 2005, 2004, and 2003, respectively, are as follows:
Mr. Parker:	2005- The total includes $99,375 for personal use of Company aircraft, $78,334 for salaries and benefits for employees who work jointly for the Company and Mr. Parker and $70,874 in tax return preparation; 2004- The total includes $75,308 for salaries and benefits of employees who work jointly for the Company and Mr. Parker, $57,693 in tax return preparation and $44,600 for personal use of Company aircraft;
2003- The total includes $93,968 for salaries and benefits of employees who work jointly for the Company and Mr. Parker;
(2)	The value of unvested restricted stock as of December 31, 2005 was as follows:
Mr. Parker Jr.- 240,000 shares @ $10.83 = $2,599,200
Mr. Mannon- 200,000 shares @ $10.83 = $2,166,000
Mr. Graham- 40,000 shares @ $10.83 = $433,200
Mr. Potter- 40,000 shares @ $10.83 = $433,200
Mr. Whalen- 103,500 shares @ $10.83 = $1,120,905
(3)	All Other Compensation for 2005 includes matching benefits under Parker’s 401(k) plan, and other benefits imputed to the named executive officers as follows:

Mr. Parker Jr.- Company matching contributions to its 401(k) plan of $8,400 and the premium costs of term life insurance of $2,322. See “Related Party Transactions” on page 21.

Mr. Parker- Company matching contributions to its 401(k) plan of $8,400 and premium costs of term life insurance of $4,325. See “Related Party Transactions” on page 20.

Mr. Mannon- Company matching contributions to its 401(k) Plan of $8,400 and the premium cost for term life insurance of $426.

Mr. Graham- Company matching contributions to its 401(k) plan of $8,400 and the premium cost of term life insurance of $903.

Mr. Potter- Company matching contributions to its 401(k) plan of $8,015 and the premium cost of term life insurance of $418.

Mr. Whalen- The premium cost for term life insurance of $1,474
(4)	This Restricted Stock Award represents the grant date value of the Parker restricted stock awarded to the named executive officers on May 6, 2005, based on a closing price of Parker common stock on said date of $5.58 per share. One-sixth of each award vests on each of the first three anniversary dates and the balance vests on the fifth anniversary date; provided that the 50% balance is subject to accelerated vesting if the price of Parker common stock reaches or exceeds $9.00 per share for thirty consecutive days; provided, further, that this accelerated vesting may not occur until more than two years from the grant date. Parker common stock exceeded $9.00 per share for thirty consecutive days on December 16, 2005, which will result in the 50% balance of the restricted stock award vesting on May 7, 2007.
(5)	This Restricted Stock Award represents the grant date value of the Parker restricted stock awarded to the named executive officers on July 24, 2003, based on a closing price of Parker common stock on such date of $2.69. Each award has a stated vesting period of 7 years and provides for accelerated vesting of 50% of the total award if the price of Parker common stock reaches and remains at $3.50 or higher for thirty (30) consecutive days and accelerated vesting of the remaining 50% if the price of Parker common stock reaches and remains at $5.00 or higher for thirty (30) consecutive days; provided that the last 50% cannot vest prior to July 24, 2004. On March 3, 2004, 50% of the awards vested and on March 11, 2005, the remaining 50% vested.

Although the Company has no intention to pay dividends and is restricted by its credit agreements from doing so, all recipients are entitled to receive any dividends payable on the restricted stock prior to vesting.

(6)	$385,000 of the total is attributable to 100,000 shares of restricted stock awarded on January 4, 2005, based on a closing price of $3.85 on said date. This grant was made pursuant to an award agreement that provides for 50% of the award to time vest on January 4, 2007, and 50% of the award to time vest on January 4, 2012; provided, that the second 50% of the award is subject to accelerated vesting if Parker common stock closes at $5.00 or higher for thirty consecutive days; provided, further that such vesting may not occur until more than two years after the grant date. On March 11, 2005, Parker common stock closed at $5.00 or higher for more than thirty consecutive days, which will result in the second 50% of the award vesting January 5, 2007.

(7)	Paid as a signing bonus when Mr. Mannon joined the Company in December 2004.
Option/SAR Grants in 2005

	Individual Grants
	Number of	% of Total
	Securities	Options/SAR’s
	Underlying	Granted to
	Options/SAR’s	Employees in	Exercise Price		5%	10%
Name	Granted(#)	2005	($/share)	Expiration Date	($)	($)
David C. Mannon	25,000 (1)	20%	$3.85	1/4/2012	$39,183	$91,314
Ronald C. Potter	100,000 (2)	80%	$8.875	5/13/2007	$69,720	$141,290

(1)	These options were granted on January 4, 2005, 8,333 of which vested immediately, 8,333 vested on January 1, 2006, and 8,334 are scheduled to vest on January 4, 2007.

(2)	These options were granted on October 26, 2005, and vested immediately.

The Company has never granted any stock appreciation rights.
Aggregated Option/SAR Exercises in 2005 and 2005 Year-End Option/SAR Values

	SHARES		NUMBER OF SECURITIES
	ACQUIRED		UNDERLYING UNEXERCISED			VALUE OF UNEXERCISED
	ON	VALUE	OPTIONS/SARS AT			IN-THE-MONEY OPTIONS/SARS AT
	EXERCISE	REALIZED	DECEMBER 31, 2005#			DECEMBER 31, 2005 ($)(1)
NAME	(#)	($)	EXERCISABLE	UNEXERCISABLE		EXERCISABLE	UNEXERCISABLE
Robert L. Parker Jr.			945,000	0		$3,854,475	$0
Robert L. Parker			545,000	0		$1,792,850	$0
David C. Mannon			8,333	16,667	(2)	$58,164	$116,335
Denis Graham			165,000	0		$1,092,524	$0
Ronald C. Potter	4,896	12,337	137,500	12,500	(3)	$503,750	$102,750
James W. Whalen, former CFO			120,000			$1,027,200	$0

(1)	The value per option is calculated by subtracting the exercise price of each option ($4.50 for previous awards under the 1994 Plan, $8.875 for all awards in 1997 under the 1994 and the 1997 Plans, $10.1825 for awards in 1998 under the 1997 Plan, $3.1875 for awards in 1999 under the 1997 Plan, $5.35 for awards in 2001 under the 1997 Plan, $2.24 and $2.27 for awards in 2002 under the 1997 Plan, $2.61 for awards in 2003 under the 1997 Plan and $3.85 for awards in 2005 under the 1997 Plan) from the $10.83 closing price of the Company’s common stock on the NYSE on December 30, 2005, the last trading day of the year.

(2)	8,333 vested in January 2006 and 8,334 vest in January 2007

(3)	12,500 vest in June 2006
Equity Compensation Plan Information
The following table lists the equity compensation plan information for plans approved by security holders and the equity compensation plans not approved by security holders as of February 28, 2006:

	A	B	C

			NUMBER OF SECURITIES
			REMAINING AVAILABLE
			FOR FUTURE ISSUANCE
	NUMBER OF SECURITIES		UNDER EQUITY
	TO BE ISSUED UPON	WEIGHTED-AVERAGE	COMPENSATION PLANS
	EXERCISE OF OUTSTAND-	EXERCISE PRICE OF OUT-	(EXCLUDING SECURITIES
	ING OPTIONS, WARRANTS	STANDING OPTIONS,	REFLECTED IN
PLAN CATEGORY	AND RIGHTS	WARRANTS AND RIGHTS	COLUMN A)
Equity compensation plans approved by security holders	1,944,515 (1)	9.2763	2,767,134

Equity compensation plans not approved by security holders	1,975,885 (2)	5.2218	0

Total	3,920,400 (3)	7.2328	2,767,134

(1)	Includes 1,037,981 incentive stock options issued under the Parker Drilling 1997 Stock Plan (the “1997 Plan”), which ISO’s were approved by the security holders in 1997. For a more complete description of the 1997 Plan see Note 8 to the financial statements in the Company’s Form 10-K filed March 10, 2006.

(2)	These stock options were issued under the 1997 Plan, which was adopted as a broad-based plan pursuant to the NYSE regulations in existence at the time the 1997 Plan was adopted. Pursuant to the broad-based requirements of the NYSE, more than 50% of the stock awards under the 1997 Plan were granted to non-officers. The 1997 Plan provided for the issuance of stock options and restricted stock grants to officers, directors and consultants who are in a position to contribute to the growth, management and success of the business of the Company and its Subsidiaries with additional incentive to promote the success of the Company and its Subsidiaries.

(3)	Excludes grants of 1,233,000 shares of restricted stock, of which 100,000 were granted under the 1991 Plan and 1,123,000 were granted under the 2005 Long Term Incentive Plan.

Compensation Committee Report On Executive Compensation
The following report and the performance graph included elsewhere in this proxy statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report or the performance graph by reference therein.
          During the majority of 2005, the compensation committee of the Company’s board of directors consisted of R. Rudolph Reinfrank, John W. Gibson, Jr. and Robert E. McKee. Upon the recommendation of the corporate governance committee and approval of the board, Mr. Robert W. Goldman was appointed to the compensation committee on October 26, 2005. The committee has the authority to obtain advice and assistance from internal or external legal, accounting or other advisors, including independent compensation consultants and other experts for information, surveys and other data as the committee deems appropriate. The Company provides funding for such services provided to the compensation committee.
          Our committee is responsible for developing and administering the compensation program for executive officers and certain other key managers of the Company. The board has determined that each of us is independent within the corporate governance requirements established by the NYSE and we qualify as outside directors for purpose of administering compensation programs designed to meet the tax deductibility requirements of Section 162(m) of the Internal Revenue Code, and further qualify as non-employee directors for purposes of Rule 16b-3 under the Securities Exchange Act of 1934. Our committee’s principal specific duties and responsibilities are contained in the compensation committee charter and summarized on page 18. The Charter has been approved by the board and is available on the Web site at http://www.parkerdrilling.com at “About Us”, “Governance”.
The committee is furnishing the following report on executive compensation for 2005.
EXECUTIVE COMPENSATION PHILOSOPHY
The following are the key elements of the Company’s executive compensation philosophy:
•	First, the Company’s pay for performance philosophy is designed to tie a significant portion of executive compensation to Parker’s performance, taking into consideration certain pre-established financial objectives, operational objectives, shareholder return and personal performance objectives.

•	Second, we strive to implement a compensation philosophy that clearly conveys to our shareholders that our executive compensation is in alignment with our shareholders’ interests.

•	Third, we analyze each element of executive compensation as well as the aggregate compensation to ensure that it is not only competitive with the compensation practices of peer companies but also fosters the goals of the overall compensation program.

•	Fourth, we endeavor to develop a compensation philosophy that will attract and retain highly qualified personnel to enable us to compete successfully and increase shareholder value.
COMPONENTS OF EXECUTIVE COMPENSATION PROGRAM
          Under our program, direct compensation consists of three parts: base salary, annual incentive (bonus) payments and long term incentive awards (which may include cash, stock based or other incentive type awards). In addition, each executive participates in the Company’s 401(k) plan, for which the Company provides matching benefits, and is provided with health and welfare coverage and certain perquisites disclosed in the Summary Compensation Table on page 28.
          A primary consideration of our executive compensation program is to provide overall compensation, when targeted levels of performance are achieved, which is at the median of overall compensation of a peer group of seven competitors in our industry. For 2005, this peer group consisted of Ensco International, Inc., Grey Wolf, Inc., Helmerich & Payne, Inc., Nabors Industries, Ltd., Pride International, Inc., TODCO, and Transocean, Inc. The peer group that we have directed our consultant to utilize in these analyses was determined by our committee with input from management and our compensation consultant.
          Our executive compensation program is designed to reward the executive at or near the median level of the peer group to the extent the company’s performance versus budgeted financial targets and total shareholder return meet expectations. When the Company over-achieves its financial targets the executive can earn an above average payout. If the Company fails to meet these targets, the total compensation for executives falls in the lower half of peer group norms. The long-term incentive plan has historically been used to grant options and restricted stock using a targeted fixed grant value, based on comparable positions of the peer group and the individual’s performance. The Company has implemented additional financial measures for monitoring and determining long-term awards, and will utilize these measures for future grants under the 2005 Long Term Incentive Plan.
          We believe that the overall program we have adopted with its emphasis on long term compensation provides incentives to the executive to work toward the attainment of sustained long term growth and profitability for the benefit of the Company and its shareholders.
EXECUTIVE COMPENSATION EVALUATION
          When establishing salaries, incentive bonus levels and long term stock-based and incentive awards, our committee considers the job functions, responsibilities and performance during the past year and the amount of compensation paid to officers in similar positions of the peer group referenced above, based on a review of data obtained from the compensation consultant retained by the committee, Pearl, Meyer & Partners (“PM & P”) and its energy and drilling industry surveys and database. In addition, we review tally sheets of the executives that provide us with a comprehensive picture of all the various elements of compensation that each officer receives, including potential payouts in various scenarios, including change of control, as well as the value of perquisites received by the executive. Based on this review, the committee finds the CEO’s and other executive officers’ total compensation, and, in the case of the severance and change in control scenarios, the potential payouts, in the aggregate to be reasonable and not excessive.
          In addition, it is the committee’s policy to make compensation decisions in a multi-step process. We initially receive a presentation by our compensation consultant, who prepares the comparables from the peer group, industry surveys and its database, and then prepares a formal analysis for review and consideration by the committee in evaluating the compensation package for the CEO and the other officers. In addition, during the initial compensation committee meeting the CEO makes his recommendations, which are also considered by the committee along with input from the compensation consultant. After receiving this initial information, there is typically discussion among the members of the committee between meetings, which often prompts us to ask for additional information and to raise and discuss further questions. The discussion continues at a subsequent meeting, after which a vote is taken.
          As part of the process of setting the compensation for the CEO and making recommendations to the full board in regard to the compensation for other officers, we evaluate the performance of the executives, which includes considering the value of each officers’ role to Company, the contribution he or she makes to the Company in that role, and the quality of his or her individual performance. In assessing this, we rely upon the management evaluation and review process that was implemented by the

Company in 2003. In the case of the officers other than Mr. Parker Jr., the committee places considerable weight on the evaluation of each officer’s performance by Mr. Parker Jr.
          Specifically, the committee considered the following factors in setting the individual components of direct compensation for 2005:
          Base Salary—We considered the executive’s consistent performance of his/her individual job responsibilities, including success they have achieved in managing specific functions, current salary in comparison to the salary range of such position at peer companies, contribution toward achieving the Company’s strategic objectives and other factors considered in the annual management evaluation. In general we seek to set the CEO salary and recommend base salaries for other officers at or near the market average of comparable positions of the peer group after adjustments based on revenue size and a review of the individual incumbent’s experience and competency level.
          Annual Incentive Compensation (Bonus)- Payments under the annual Incentive Compensation Plan (“ICP”) are linked to the Company’s achievement of annual financial and operating targets, which creates a direct connection between the executive’s pay and the Company’s financial performance. These targets for the corporate group and each operating group are based on the budget of our Company as reviewed and approved by the board of directors. The range of payouts has been established based on earnings and other operational and financial criteria which provides for a threshold bonus award when the minimum criteria are met, a target award of 40% to 100% when the budget levels are achieved and up to two times the target award when exceptional financial levels are achieved. The target levels are competitive and provide median total cash compensation when they are achieved. The target award level for the CEO is 100%, for the senior vice presidents— 75%, for other vice presidents— 50%, and for other key employees/managers— 40%.
In 2005, the financial and operating targets were established at levels that the board believed reflected the reasonable expectations of management for the performance of each operating group as well as the corporate group. Because the Company’s financial performance was well above target goals for 2005, these achievements are reflected in the bonus compensation payouts for the year. The corporate group and each operating group exceeded their pre-established goals resulting in incentive compensation payouts in excess of target, ranging from 140% for the lower tiers to 197% for the CEO.
          Long-Term Incentives- In 2005, the shareholders approved a 2005 Long Term Incentive Plan (“2005 LTIP”) that provides for the issuance of restricted stock grants, stock options, SAR’s and other incentive awards. Upon the approval of the 2005 LTIP, all the other plans under which prior awards were granted were frozen and any remaining shares available for issuance under the frozen plans were made available for issuance under the 2005 LTIP. Although the 2005 LTIP allows for the issuance of traditional stock options and restricted stock grants, it also allows for the issuance of incentive awards to executives and key managers based on achieving certain financial targets.
          Long Term Incentive Awards. We made a single grant of restricted stock to the executive officers and key managers consistent with the recommendations of the compensation consultant, the proxy peer group and other factors we considered relevant. We also made two awards of stock options, one of which was in connection with hiring of our new Vice President of Operations.
          During the latter part of 2005, the committee conducted a comprehensive review of Parker’s equity-based compensation strategy and practices, as they relate to long-term incentive compensation for executive and key employees. The purpose of the review was to determine how the long-term incentive program can most efficiently be used to maximize alignment of shareholder value with executive compensation and to provide additional retention value.
          In working with our compensation consultant, we determined that the use of a more performance-based long-term award was appropriate going forward. This program will reward management for performing against target levels that are established in advance and will move a substantial portion of compensation from a traditional practice of stock grants and/or stock options to post-performance granted restricted stock or stock option grants that adds greater variability of risk and reward. We are implementing the specific measures and the structure of the program for executive officers and key managers for fiscal year 2006 for awards in 2007 and thereafter. Grants made in 2006 are foundational grants consistent with market average grant values.
     The committee will administer awards under the program reviewing and approving the financial criteria, the award levels, and the grant terms in advance of each performance period – establishing and communicating them no later than the first 90 days of each fiscal year (the performance period).
          It is our intent in the future to focus primarily on this type of long-term incentive awards for the executive officers as the major component of their long-term awards to better align the compensation of the executives with the creation of long-term shareholder value.
PERQUISITES
          We provide our executive officers with perquisites that we believe are reasonable and competitive and otherwise consistent with our overall compensation philosophy. These perquisites may include a car allowance, tax preparation services, club memberships, and limited use of Company aircraft. The incremental cost to the Company in providing these perquisites is described in the Summary Compensation Table at page 28.
CHIEF EXECUTIVE OFFICER
     The compensation for Mr. Parker Jr. is a result of his participation in the same compensation programs as the other executive officers of the Company. We applied the same principles referenced above in establishing Mr. Parker’s compensation, in the same manner that we made recommendations to the full board for compensation levels for the other executives. We set Mr. Parker Jr.’s compensation to provide direct compensation in the median range of compensation for chief executive officers in the peer group referenced above when targeted levels of performance are achieved.
     In 2005, 18.45% of Mr. Parker Jr.’s compensation was in the form of base salary, 36.36% in the form of annual incentive bonus and 45.18% in the form of equity based incentives. We made no adjustment to Mr. Parker Jr.’s salary in 2006 based on the fact that he received a 4.71% raise in 2005 and our determination that any additional compensation for 2006 would come in the form of long-term incentive awards. Mr. Parker Jr.’s current salary of $550,000 is, after being regressed for revenue size, within 10% of the median of CEO’s in the peer group. Based on the information provided by our compensation consultant, we believe that there are no issues with regard to the internal equity of the CEO pay compared to other executives of the Company.
     Mr. Parker Jr.’s annual incentive bonus for 2005 was $1,077,874 which represents 197% of his target. This annual incentive bonus is the result of the Company greatly exceeding the financial and operating targets established for 2005. We consider a number of factors to determine Mr. Parker’s compensation, which are summarized below:
Business and Financial Performance
-	Increased the Company’s net income by $146 million, significantly exceeding the budget

-	Ended 2005 with $78 million in cash

-	Industry leader in total recordable safety incidents

-	Assembled a strong management team and managed relationships with the team
Company Strategy
-	Launched the Company’s five-year strategic plan

-	Provided leadership in implementation of strategic plan to grow Company

-	Issued 9 million shares of stock and received net proceeds of $99 million to fund growth
     The committee also reviewed prior stock grants and option awards to Mr. Parker Jr. and utilized input from its compensation consultant for this aspect of Mr. Parker Jr.’s compensation review. As noted above, the committee determined to grant Mr. Parker Jr. an additional award of 240,000 shares of restricted stock in 2005, one-sixth of which award vests on each of the first three anniversary dates and the balance vests on the fifth anniversary date. The 50% balance is subject to accelerated vesting if the price of Parker common stock reaches or exceeds $9.00 per share for thirty consecutive days; provided, further, that this accelerated vesting may not occur until more than two years from the grant date. As of the grant date, May 6, 2005, Parker common stock closed at $5.58. Parker common stock exceeded $9.00 per share for thirty consecutive days on December 16, 2005, which will result in 50% balance of the restricted stock award vesting on May 7, 2007.
Mr. Parker Jr. also entered into an employment agreement effective in 2002 which is described on page 37.
TAX LAW LIMITS ON DEDUCTIBILITY OF EXECUTIVE COMPENSATION
Section 162(m) of the Internal Revenue Code limits tax deductions for certain executive compensation over $1 million. Certain types of compensation are deductible only if performance criteria are specified in detail, and shareholders have approved the compensation arrangements. While the restricted stock grants to the executives in the past three years have a material performance-based component, these awards do not qualify as performance-based under 162(m). The compensation committee remains aware of these provisions and may in the future adopt refinements to the bonus plan and the 2005 LTIP whereby all or any such awards may qualify for deductibility, but the committee has not yet adopted a formal policy with respect to qualifying compensation paid to its executive officers for an exemption from this limitation on deductibility imposed by this section.
Respectfully submitted,
R. Rudolph Reinfrank, Chairman
John W. Gibson Jr.
Robert E. McKee III
Robert W. Goldman
Compensation Committee Interlocks and Insider Participation
The compensation committee consisted of R. Rudolph Reinfrank, John W. Gibson, Jr., Robert E. McKee and Robert W. Goldman during 2005. None of the members of the compensation committee during 2005 or as of the date of this proxy statement is or has been an officer or employee of the Company or its subsidiaries.

Performance Graph
The following performance graph compares cumulative total shareholder returns on the Company’s common stock to the Philadelphia Oil Service Index (“OSX”) and the S&P MidCap 400 stock index, calculated as of the end of each year during the period beginning January 1, 2001, and ending on December 31, 2005. The graph assumes $100 was invested on December 31, 2000, in the Company’s common stock and in each of the referenced indices.
PERFORMANCE DATA
Employment and Severance Agreements
Each of the executive officers has an employment agreement with the Company, all of which became effective in 2002, with the exception of Mr. Mannon’s and Mr. Potter’s, which became effective in January 2005 and June 2003, respectively. The term of each agreement is for three years and each provides for automatic extensions of two years, with the exception of Mr. Graham’s and Mr. Potter’s, whose agreement is for two years with automatic two year extensions and Mr. Parker Sr., whose agreement is for one year with automatic one-year extensions. The employment agreements provide for the following benefits:
•	payment of current salary, which may be increased upon review by the CEO (or the board of directors in the case of the CEO and the Chairman) on an annual basis but cannot be reduced except with consent of the executive,

•	for payment of bonuses of up to 100% (75% for Mr. Mannon, and 50% for Mr. Graham and Mr. Potter, and at the discretion of the board for Mr. Parker Sr.) of salary based on meeting certain incentives,

•	to be eligible to receive stock options and to participate in other benefits, including without limitation, paid vacation, 401(k) plan, health insurance and life insurance.
If the executive’s employment is terminated, including by reason of death or disability or retirement, but excluding termination for cause or termination as a result of the resignation of the executive, unless for good reason (based on definitions of cause and good reason in the agreements), the officer is entitled to receive:
•	salary for remainder of month of termination,

•	bonus for prior year if earned and yet unpaid,

•	remainder of vacation pay for the year,

•	a severance payment equal to two times the sum of the highest salary and bonus over the previous three years, except for Mr. Graham and Mr. Potter, whose payment will be based on a 1.5 times multiplier (“Additional Benefit”), and

•	continued health benefits for two years, except for Mr. Graham and Mr. Potter, who will receive these benefits for 1.5 years (“Other Benefits”).
In consideration for these benefits, the executive agrees to perform his customary duties set forth in the employment agreement, and further covenants not to solicit business except on behalf of the Company during his employment and to refrain from hiring employees of the Company or to compete against the Company for a period of one year following his termination.
In addition to the above benefits, each employment agreement provides that in the event of a change in control, as defined in the agreement, the term of the employment agreement will be extended for three years. If the executive is terminated during this three-year period for any reason except for cause or the executive resigns during the first two years after the change in control for good reason, the Additional Benefit payable shall be based on three times salary and bonus, payable in a lump sum, and the Other Benefits shall also be provided for three years. In certain circumstances, the Company has agreed to make the executive whole for excise taxes that may apply with respect to payments made after a change in control.
Other Information
If you have questions or need more information about the Annual Meeting, call 281-406-2000, or write to:
Parker Drilling Company
Corporate Secretary
1401 Enclave Parkway, Ste. 600
Houston, Texas 77077
Whether or not you plan to attend the Annual Meeting, please vote by telephone or Internet or mark, sign, date and promptly return your completed proxy in the enclosed envelope. The toll free number to vote by telephone is at no cost to you. No postage is required for mailing in the United States.
By order of the board of directors,

Ronald C. Potter
Corporate Secretary
Houston, Texas
March 23, 2006

Annex A
CORPORATE GOVERNANCE PRINCIPLES
1. Director Qualifications
     The Board of Directors (“Board”) will have a majority of directors who meet the criteria for independence required by the New York Stock Exchange (the “NYSE”) and the Securities Exchange Act of 1934 (the “SEC Act”). The Corporate Governance Committee is responsible for reviewing with the Board, on an annual basis, the requisite skills and characteristics of new Board members as well as the composition of the Board as a whole. This assessment will include members’ qualification as independent in accordance with the NYSE and SEC Act, as well as consideration of diversity, age, skills, and experience in the context of the needs of the Board. Candidates for nominees for directorship may be made by any member of the Board and by any shareholder and referred to the Corporate Governance Committee for review in accordance with its charter and these principles. The invitation to join the Board should be extended on behalf of the Board by the Chairman of the Board.
     The Board presently has 10 members. It is the sense of the Board that the appropriate size of the board is between 7-10 members. However, the Board would be willing to increase the size in order to accommodate the availability of an outstanding candidate.
     When a director’s principal occupation or business associations changes substantially during his or her tenure as a director, the Corporate Governance Committee shall review the continued appropriateness of Board membership under the circumstances and make its recommendations to the Board. It is not the sense of the Board that in every instance a director who retires or changes the occupation or business associations he or she held when they became a Board member should necessarily leave the Board.
     Directors should advise the Chairman of the Board and the Chairman of the Corporate Governance Committee in advance of accepting an invitation to serve on another public company board.
     The Board does not believe it should establish term limits. While term limits could help insure that there are fresh ideas and viewpoints available to the Board, they hold the disadvantage of losing the contribution of directors who have been able to develop, over a period of time, increasing insight into the Company and its operations and, therefore, provide an increasing contribution to the Board as a whole. As an alternative to term limits, the Corporate Governance Committee will review each director’s continuation on the Board every three years. This will allow each director the opportunity to conveniently confirm his or her desire to continue as a member of the Board.
2. Director Responsibilities
     It is the general policy of the Company that all major decisions be considered by the Board as a whole. The basic responsibility of the directors is to exercise their business judgment to act in what they reasonably believe to be in the best interests of the Company and its shareholders. In discharging that obligation, directors should be entitled to rely on the honesty and integrity of the Company’s senior executives and its outside advisors and auditors. The directors shall also be entitled to have the Company purchase reasonable directors’ and officers’ liability insurance on their behalf, to the benefits of indemnification to the fullest extent permitted by law and the Company’s charter, by-laws and any indemnification agreements, and to exculpation as provided by state law and the Company’s charter.
     Directors are expected to attend Board meetings and meetings of committees on which they serve, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. Directors are also expected to attend the annual meeting of shareholders. Information and data that are important to the Board’s understanding of the business to be conducted at a Board or committee meeting should generally be distributed in writing to the directors before the meeting, and directors should review these materials in advance of the meeting.

     The Board has no policy with respect to the separation of the offices of Chairman and the Chief Executive Officer (“CEO”). The Board believes that this issue is part of the succession planning process and that it is in the best interests of the Company for the Board to make a determination when it elects a new chief executive officer.
     The Chairman and CEO will establish the agenda for each Board meeting with the understanding that the items necessary for the Board to perform its advisory and monitoring functions be brought to it periodically for review and/or approval. The Board will review the Company’s long-term strategic plans and the principal issues that the Company will face in the future during at least one Board meeting each year. Each Board member is free to suggest the inclusion of items on the agenda. Each Board member is free to raise at any Board meeting subjects that are not on the agenda for that meeting.
     The independent directors will meet in executive session on a regular basis four times a year. The directors have determined that the Chairman of the Corporate Governance Committee (the “Presiding Director”) will preside at these meetings and be disclosed in the annual proxy statement as required by the NYSE. Any contract with present or former directors or officers of the Company shall be approved by the Corporate Governance Committee regardless of quantitative materiality.
     The Chairman and CEO are responsible for establishing effective communications with the Company’s shareholders, customers, company associates, communities, suppliers, creditors, governments and corporate partners. It is the Company’s policy that management speaks for the Company. Individual Board members may, from time to time, meet or otherwise communicate with various constituencies that are involved with the Company. But it is expected that Board members would do this with the knowledge of the management and, absent unusual circumstances or as contemplated by the committee charters, only at the request of management.
3. Board Committees
     The Board will have at all times an Audit Committee, a Compensation Committee and a Corporate Governance Committee. All of the members of these committees will be independent directors under the criteria established by the NYSE and SEC Act. Committee members will be appointed by the Board upon recommendation of any member of the board and approval thereof by the Corporate Governance Committee.
     Each committee will have its own charter. The charters will set forth the purposes, goals and responsibilities of the committees as well as qualifications for committee membership, procedures for committee member appointment and removal, committee structure and operations and committee reporting to the Board. The charters will also provide that each committee will annually evaluate its performance.
     The Chairman of each committee, in consultation with the committee members, will determine the frequency and length of the committee meetings consistent with any requirements set forth in the committee’s charter. The Chairman of each committee, in consultation with the appropriate members of the committee and management, will develop the committee’s agenda. At the beginning of the year each committee will establish a schedule of agenda subjects to be discussed during the year (to the degree these can be foreseen). The schedule for each committee will be furnished to all directors.
     The Board and each committee have the power to hire independent legal, financial or other advisors as they may deem necessary, without consulting or obtaining the approval of any officer of the Company in advance.
     The Board may, from time to time, establish or maintain additional committees as necessary or appropriate.

4. Director Access to Officers and Employees
     Directors have full and free access to officers and employees of the Company. Any meetings or contacts that a director wishes to initiate may be arranged through the CEO or the Corporate Secretary or directly by the director. The directors will use their judgment to ensure that any such contact is not disruptive to the business operations of the Company and will, to the extent not inappropriate, copy the CEO on any written communications between a director and an officer or employee of the Company.
     The Board welcomes regular attendance at each Board meeting of senior officers of the Company. If the CEO wishes to have additional Company personnel attendees on a regular basis, this suggestion should be brought to the Board for approval.
5. Director Compensation
     The form and amount of director compensation will be annually reviewed and recommended by the Corporate Governance Committee and approved by the Board. The Corporate Governance Committee will consider that directors’ independence may be jeopardized if director compensation and perquisites exceed customary levels.
6. Director Orientation and Continuing Education
     All new directors shall be provided with a director orientation packet that describes the various operations of the Company, the officers and their respective duties and other information to adequately inform the director of the nature of the Company’s business. The Company will make management available to new board members and existing board members at corporate headquarters in order to receive presentations by senior management to familiarize the directors with the Company’s strategic plans, its significant financial, accounting and risk management issues, its compliance programs, its Code of Corporate Conduct, its principal officers, and its internal and independent auditors.
     Board members are encouraged to attend conferences and other programs that will increase their knowledge of board functions and duties as well as other board responsibilities. The Company will reimburse each board member for attending one conference or program each year.
     It is the sense of the Board that off-site board retreats may be beneficial from time to time to address strategic planning and other critical decisions to be made by the Board.
7. CEO Evaluation and Management Succession
     The Compensation Committee is responsible for setting annual and long-term performance goals for the CEO and will conduct an annual review of the CEO’s performance against such goals, as set forth in its charter. The Compensation Committee shall meet annually with the CEO to receive his or her recommendations concerning such goals. Both the goals and the evaluation are then submitted for consideration by the independent directors of the Board at an executive session of the independent directors.
     The Corporate Governance Committee should make an annual report to the Board on succession planning, which shall include its recommendations on development of potential candidates so that the Company is adequately prepared in the event that a successor is needed. The entire Board will work with the Corporate Governance Committee to evaluate development plans for potential successors to the CEO. The CEO should at all times make available his or her recommendations and evaluations of potential successors, along with a review of any development plans recommended for such individuals.

8. Annual Performance Evaluation
     The Board of Directors will conduct an annual self-evaluation to determine whether the Board and each committee are functioning effectively. The Corporate Governance Committee will receive comments from all directors and report annually to the Board with an assessment of the Board’s performance. The assessment will focus on the Board’s contribution to the Company and specifically focus on areas in which the Board or management believes that the Board could improve.
9. Reporting of Accounting/Auditing and Other Irregularities; Communications with the Board of Directors
     Anyone who has a concern about the Company’s accounting, internal accounting controls or auditing matters or other irregularities, may communicate that concern directly to the Director of Internal Audit or the General Counsel, or to a third party hotline established by the Company for this purpose, the contact information for each to be provided on the Company’s Web site. Such communications may be confidential and/or anonymous. Concerns relating to accounting, internal controls, or auditing shall be reviewed by the Director of Internal Audit and/or General Counsel and, if credible and if confirmed would warrant remedial or disciplinary action, will be reported to the Audit Committee and addressed by the Company in the same way as other concerns, including the retention of outside advisors or counsel to investigate or advise on such concerns.
     Anyone, including shareholders of the Company, may communicate with the Board or the non-management directors about officer conduct or other concerns or matters by submitting such concerns or matters in writing to the Presiding Director at the special address published on the Company’s Web site. Such communications may be confidential and/or anonymous. The concerns or matters will be reviewed by the Presiding Director pursuant to the criteria approved by a majority of the independent directors. Any matter which falls within the criteria approved by the independent directors shall be presented to the Audit Committee or the full Board and addressed in the same way as other concerns, including the retention of outside advisors or counsel to investigate or advise on such matters or concerns.
     The Company’s policies prohibit any retaliation or taking any adverse action against anyone for raising or helping to resolve reports of misconduct or ethical violations.

Annual Report
The Company has provided to each person whose proxy is being solicited a copy of its 2005 Annual Report to Shareholders. The Company will provide without charge to each person who requests, a copy of the Company’s Annual Report on Form 10-K (including the financial statements and financial schedules thereto) required to be filed with the Securities and Exchange Commission for the year ended December 31, 2005. Such requests should be directed to Mr. David Tucker, Investor Relations Department, Parker Drilling Company, 1401 Enclave Parkway, Suite 600, Houston, Texas 77077.
Shareholders are invited to keep current on the Company’s latest contracts, news releases and other developments throughout the year by way of the Internet. The Parker Drilling Company home page can be accessed by setting your World Wide Web browser to http://www.parkerdrilling.com for regularly updated information.

PARKER DRILLING COMPANY
ANNUAL MEETING OF SHAREHOLDERS
Friday, April 28, 2006
10:00 a.m. Central Time
The Westlake Club
570 Westlake Park Boulevard
Houston, Texas

PARKER DRILLING COMPANY
This Proxy is solicited on behalf of the Board of Directors	Proxy

The undersigned appoints ROBERT L. PARKER and ROBERT L. PARKER JR., or either of them, as Proxies, with the power of substitution, and authorizes them to represent the undersigned at the Annual Meeting of Shareholders to be held April 28, 2006, or any adjournment thereof, and to vote all the shares of common stock of Parker Drilling Company held of record by the undersigned on March 10, 2006, as designated on the reverse side.
This Proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED IN FAVOR OF THE PROPOSALS IN EACH SUCH CASE.
See reverse side for voting instructions.

COMPANY #
CONTROL #

There are three ways to vote your Proxy
Your telephone or Internet vote authorizes the named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
VOTE BY TELEPHONE – TOLL FREE – 1-800-240-6326 – QUICK *** EASY *** IMMEDIATE
•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. on April 27, 2006.

•	You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above.

•	Follow the simple instructions the Voice provides you.
VOTE BY INTERNET – http://www.eproxy.com/pkd/ – QUICK *** EASY *** IMMEDIATE
•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. on April 27, 2006.

•	You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above to obtain your records and create an electronic ballot.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to Parker Drilling Company, c/o Shareowner Services SM , P.O. Box 64873, St. Paul, MN 55164-0873.
If you vote by Telephone or Internet, Please do not mail your Proxy Card
ß Please detach here ß
The Directors Recommend a Vote “FOR” Items 1 and 2.
1. Election of directors — director nominees:

01	R. Rudolph Reinfrank	☐ Vote FOR	☐ Vote WITHHELD
02	John W. Gibson, Jr.	all nominees	from all nominees
03	James W. Whalen
04	Robert W. Goldman

(Instructions: To withhold authority to vote for any individual nominee, write the number(s) of the nominee(s) in the box to the right.)

2.	PROPOSAL TO RATIFY the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for 2006.
☐      For                     ☐      Against                     ☐      Abstain
3.	IN THEIR DISCRETION, the Proxies are authorized to vote in their best judgment upon such other business as may properly come before the meeting.
☐      For                     ☐      Against                     ☐      Abstain
PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE.

I Plan to Attend the Meeting	☐	Date

Address Change?	☐
Indicate change below:

Signature(s) In Box
Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc. should include title and authority.